CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES A PREFERRED STOCK

OF

BROADCAST LIVE DIGITAL CORP.

The Articles of Incorporation of Broadcast Live Digital Live Corp., a Nevada corporation (the “Company”), provide that the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.0001, and that the Board of Directors have the authority to attach such terms as they deem fit with respect to the preferred stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, and pursuant to Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, by Unanimous Written Consent, dated November 20, 2013, adopted a resolution providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of Series A Preferred Stock, and that a copy of such resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Articles of Incorporation, and in accordance with the Nevada Revised Statutes, the Board of Directors hereby authorizes the filing of a Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company.  Accordingly, the Company is authorized to issue 2,000,000 shares of Series A Preferred Stock with par value of $0.0001 per share, which shall have the powers, preferences and rights and the qualifications, limitations and restrictions thereof, as follows:

1.

Designation. The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 2,000,000 shares.

2.

Dividends.

The Series A Preferred Stock shall not pay a dividend; provided that no cash dividends or distributions shall be declared or paid or set apart for payment on the Company’s common stock, par value $.0001 per share (the “Common Stock”), unless such cash dividend or distribution is likewise declared, paid or set apart for payment on the Series A Preferred Shares.

(a)

Dividend Preference.

The holders of the then issued and outstanding Series A Preferred Stock shall receive out of any funds and assets of the Company legally available and approved by the Board, cumulative dividends equal to their original investment for such Series A Preferred Stock, prior and in preference to the payment of any dividend or other Distribution on the Common Stock.  All dividends may be paid in cash or kind at the election of the Company.

(b)

Non-Cash Dividends.

Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (including without limitation Common Stock), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.

Voting Rights.  Holders of the Series A Preferred Stock shall have one thousand (1000) votes for each share of Series A Preferred Stock on all matters submitted to the shareholders at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

4.

Stated Value.  The Series A Preferred Stock shall have a stated value of $2.00 per share.

5.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

(a)

Liquidation Preferences.  The holders of each share of Series A Preferred Stock then issued and outstanding shall be entitled to be paid, out of the Available Funds and Assets, prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to two dollars ($2.00) (“Original Issue Price”) of the Series A Preferred Stock.  If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock of Original Issue Price described in this Section 5, then the Available Funds and Assets shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(b)

Participation Rights.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described above in this Section 5, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and Series A Preferred Stock pro rata according to the number of shares of Common Stock held by such holders.

(c)

Non-Cash Consideration.  If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

(i)

The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(A)

if the securities are then traded on a national securities exchange or the NASDAQ Capital Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution;

(B)

if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale;

(C)

if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board; and

(ii)

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (d)(A),(B) or (C) of this Section to reflect the approximate fair market value thereof, as determined in good faith by the Board.

6.

No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

7.

Vote to Change the Terms of or Issue Preferred Stock. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Series A Preferred shareholders (in addition to any other corporate approvals then required to effect such action), shall be required for any change to this Certificate of Designation or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.

8.

Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, that the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

9.

Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10.

Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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[Signature page to the Certificate of Designations of Series A Preferred Stock]

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 20 day of November, 2013.

BROADCAST LIVE DIGITAL CORP.

By: /s/ Peter DiMurro

       Name: Peter DiMurro

       Title:  Chief Executive Officer and President